Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-143548, 333-125625, 333-51708 and 333-166754) and Registration Statement No. 333-208560 on Form S-3 of our reports dated October 6, 2016, relating to (1) the fiscal 2016 and fiscal 2015 consolidated financial statements and financial statement schedules and the retrospective adjustments to the fiscal 2014 consolidated financial statement disclosures of Comtech Telecommunications Corp., which report expresses an unqualified opinion and includes an explanatory paragraph regarding a change in the composition of reportable segments, and (2) the effectiveness of Comtech Telecommunications Corp.'s internal control over financial reporting as of July 31, 2016, appearing in this Annual Report on Form 10-K of Comtech Telecommunications Corp. for the year ended July 31, 2016.

Jericho, New York
October 6, 2016